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                                                                     EXHIBIT 8.1

      [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP (NEW YORK)]

                                                                November 3, 1997

Apartment Investment and
  Management Company
1873 South Bellaire Street
Suite 1700
Denver, Colorado 80222

        Re:  Federal Income Tax Considerations

Ladies and Gentlemen:

    You have requested our opinion concerning certain Federal income tax considerations in connection with an offering (the "Issuance") of an aggregate of up to 5,142,455 shares of Class A Common Stock, par value $.01 per share ("AIMCO Common Stock"), of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), in connection with the proposed merger of AIMCO/NHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of AIMCO ("Merger Sub"), with and into NHP Incorporated, a Delaware corporation ("NHP"), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of April 21, 1997 and amended as of October 14, 1997 (the "Merger Agreement"), by and among AIMCO, Merger Sub, and NHP. The Issuance will be by AIMCO pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement"). Unless otherwise specifically defined herein, all capitalized terms have the meanings assigned to them in the Registration Statement, as amended to date.

    In connection with the Issuance and with certain previous offerings of AIMCO Common Stock by AIMCO we have acted as counsel to AIMCO, and we have assisted in the preparation of the Registration Statement and certain other documents. In formulating our opinion, we have reviewed the Registration Statement and such other documentation and information provided by you as is relevant to the Issuance and necessary to prepare the Registration Statement. In addition, you have provided us with certain representations of officers of AIMCO relating to, among other things, the actual and proposed operation of AIMCO. For purposes of our opinion, we have not made an independent investigation of the facts set
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forth in such representations, the partnership agreements and organizational documents for each of the partnerships and limited liability companies in which AIMCO holds a direct or indirect interest (the "Partnerships"), the Registration Statement or any other document. We have, consequently, relied on your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. We have also relied upon the opinion of Piper & Marbury L.L.P. dated November 3, 1997 with respect to certain matters of Maryland law, and the opinion of Shumaker, Loop & Kendrick dated October 18, 1995 with respect to certain matters of Florida law.

    In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinion is based on the correctness of the following specific assumptions: (i) each of AIMCO, the Partnerships, Property Asset Management Services, Inc., AIMCO/NHP Holdings, Inc., AIMCO/NHP Properties, Inc. and any "qualified REIT subsidiary" of AIMCO (within the meaning of section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), has been and will continue to be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant partnership agreement or other organizational documents and in the Registration Statement; and (ii) there have been no changes in the applicable laws of the State of Maryland or any other state under the laws of which any of the Partnerships have been formed. In rendering our opinion, we have also considered and relied upon the Code, the regulations promulgated thereunder (the "Regulations"), administrative rulings and the other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as they exist at the date of this letter. With respect to the latter assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Of course, a material change which is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.

    We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States of America to the extent specifically referred to herein.

    Based on the foregoing, we are of the opinion that:

    1. Commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code, and AIMCO's proposed method of operation, and its actual method of operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT. As noted in the Registration Statement, qualification and taxation as a REIT depend upon AIMCO's ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements.

    2. The discussion in the Registration Statement under the heading "FEDERAL INCOME TAX CONSIDERATIONS RELATED TO AIMCO" is, in all material respects, a fair and accurate summary of the Federal income tax consequences of the purchase, ownership, and disposition of the AIMCO Common Stock, subject to the qualifications set forth therein.

    Other than as expressly stated above, we express no opinion on any issue relating to AIMCO, the Partnerships, or any investment therein.

    This opinion is intended for the use of the person to whom it is addressed, except as set forth herein, and it may not be used, circulated, quoted or relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the
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rules or regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

                                          Very truly yours,

                                          /s/ SKADDEN, ARPS, SLATE, MEAGHER &
                                          FLOM LLP